Exhibit 99

FOR IMMEDIATE RELEASE

3M Reports 2005 Fourth-Quarter and Calendar Year Sales and Earnings

ST. PAUL, Minn. - Jan. 24, 2006 - 3M (NYSE: MMM) today announced its sales and profit results for the fourth-quarter and calendar year 2005.

Fourth-quarter net income before a cumulative effect of accounting change related to FIN 47(a) was $796 million, or $1.04 per share, versus $720 million, or $0.91 per share, in the fourth quarter of 2004. Earnings per-share increased 14.3 percent, excluding the effect of FIN 47(a). Fourth-quarter reported net income was $761 million, or $0.99 per share.

“This was a great quarter for 3M with broad-based contributions from our diverse portfolio and particularly strong results in our industrial and electronics-related businesses,” said George W. Buckley, 3M chairman, president and CEO. “This quarter demonstrates the value 3M’s innovative products bring to customers and the superb capability of the 3M organization to overcome the headwinds of raw material price inflation. I would like to thank 3M employees worldwide for leveraging the combination of solid sales growth and strong operational performance into another double-digit earnings per share increase in 2005.”

Fourth-quarter worldwide sales totaled $5.3 billion, up 4.6 percent compared to the fourth quarter of 2004. Local-currency sales increased 7.3 percent, including 2.1 percent from the acquisition of CUNO Inc. Currency effects decreased sales by 2.7 percent. Local-currency sales increased 18.2 percent in Industrial (including 12.0 percent due to CUNO), 10.9 percent in Electro and Communications, 10.2 percent in Display and Graphics, 9.7 percent in Safety, Security and Protection Services, 3.3 percent in Transportation, 0.5 percent in Consumer and Office, and were unchanged in Health Care.

For the 2005 calendar year, reported net income was $3.2 billion, or $4.12 per share. Net income excluding the effects of FIN 47(a) and the American Jobs Creation Act(b), totaled $3.3 billion or $4.26 per share, up from $3.0 billion or $3.75 per share in 2004, an EPS increase of 13.6 percent.

Calendar year 2005 sales totaled $21.2 billion, a 5.8 percent increase over 2004. Local-currency sales increased 5.1 percent, including 0.9 percent from the acquisition of CUNO. Selling prices increased 0.6 percent, and currency effects increased sales by 0.7 percent. For the calendar year, local-currency sales growth was driven by increases of 9.3 percent in Industrial (including 5.1 percent from CUNO); 6.9 percent in Safety, Security and Protection Services; 5.0 percent in Transportation; and 4.2 percent in Electro and Communications.

“Looking ahead, we will focus on driving profitable growth by investing in our most promising commercialization, geographic and technology opportunities, and part of this investment will come from savings generated through continuous operational improvements,” said Buckley. “After long admiring 3M for its unique culture of innovation, decades of success, wealth of technology and outstanding people, I look forward to being part of the team that will make real the tremendous potential of 3M in 2006 and beyond.”

3M also provided its full-year 2006 earnings estimates. The company expects 2006 per share earnings to be in the range of $4.45 to $4.60, including an estimated $0.16 per share cost of stock options expensing. 3M has elected to restate prior year earnings to reflect stock options expensing, the details of which will be described in the 2006 first quarter 10-Q. Restated 2005 earnings per share will be $4.12(d), including a $0.14 per share cost from expensing stock options, and excluding the one-time impacts of FIN 47(a) and the Jobs Act(b). Calendar year 2006 organic local-currency growth is expected to be between 4 and 7 percent, with an additional approximately 1.4 percent local currency growth from the CUNO acquisition.

For the first quarter of 2006, the company expects earnings per share to be in the range of $1.10 to $1.14, including an estimated $0.02 per share cost from stock options expensing(c). In the first quarter of 2005, 3M earned $0.97 per share adjusted to reflect stock options expensing of $0.06 per share. The company expects first-quarter, local-currency sales growth of 4 to 7 percent with an additional estimated 2.3 percent from CUNO.

George W. Buckley, and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 10 a.m. Eastern Time (9 a.m. Central Time) today. Investors can access a webcast of this conference, along with related charts and materials, at http://investor.3M.com.

(a) In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations — an interpretation of FASB Statement No.143” (“FIN 47”). In adopting FIN 47 in the fourth quarter, 3M recorded a noncash charge of $35 million after-tax as a cumulative effect of change in accounting principle in the accompanying Consolidated Statement of Income. This charge represents conditional retirement obligations associated with 3M long-lived assets.

(b) During the quarter ended June 30, 2005, the company completed its evaluation of the repatriation provision of the American Jobs Creation Act of 2004 (Jobs Act) and recognized $75 million, net of available foreign tax credits, of related tax liability. The company reinvested approximately $1.8 billion of foreign earnings in the United States pursuant to the provisions of the Jobs Act in 2005.

(c) For calendar year 2006, 3M expects an estimated $0.16 earnings per share cost from stock options expensing, with an estimated $0.02 per share cost in the first quarter, an estimated $0.08 per share cost in the second quarter, and estimated $0.03 per share costs in each of the third and fourth quarters. 3M expects a higher expense when the company’s annual grant is made in the second quarter, due to a requirement under FAS 123R to immediately expense stock options granted to retirement-eligible employees.

(d) Reported 2005 earnings per share will be $3.98, including the restatement for stock options expensing and the one-time impacts of FIN 47(a) and the Jobs Act(b).

Forward-Looking Statements

This news release contains forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) about the company’s financial results and estimates, business prospects, and products under development that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic conditions; (2) competitive conditions and customer preferences; (3) foreign currency exchange rates and fluctuations in those rates; (4) the timing and acceptance of new product offerings; (5) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (6) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (7) generating less productivity improvements than estimated; and (8) legal proceedings, including the outcome of and information derived from pending Congressional action concerning asbestos-related litigation and other significant developments that could occur in the legal proceedings described in the company’s Annual Report on Form 10-K for the year-ended Dec. 31, 2004 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and Sept. 30, 2005 (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 69,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended		Twelve-months ended
	December 31		December 31
	2005	2004	2005	2004

Net sales	$5,325	$5,091	$21,167	$20,011
Operating expenses Cost of sales	2,618	2,613	10,381	9,958
Selling, general and administrative expenses (e)	1,178	1,084	4,535	4,281
Research, development and related expenses (e)	317	302	1,242	1,194
Total	4,113	3,999	16,158	15,433
Operating income	1,212	1,092	5,009	4,578
Interest expense and income
Interest expense	23	17	82	69
Interest income	(11)	(14)	(56)	(46)
Total	12	3	26	23
Income before income taxes, minority interest and cumulative effect of accounting change	1,200	1,089	4,983	4,555
Provision for income taxes	389	359	1,694	1,503
Minority interest	15	10	55	62
Income before cumulative effect of accounting change	796	720	3,234	2,990
Cumulative effect of accounting change	(35)	—	(35)	—
Net income	$761	$720	$3,199	$2,990
Weighted average common shares outstanding — basic	757.6	776.2	764.9	780.5
Earnings per share — basic
Income before cumulative effect of accounting change	$1.05	$0.93	$4.23	$3.83
Cumulative effect of accounting change	(0.05)	—	(0.05)	—
Net Income	$1.00	$0.93	$4.18	$3.83
Weighted average common shares outstanding — diluted	768.2	790.4	776.9	796.5
Earnings per share — diluted
Income before cumulative effect of accounting change	$1.04	$0.91	$4.16	$3.75
Cumulative effect of accounting change	(0.05)	—	(0.04)	—
Net income	$0.99	$0.91	$4.12	$3.75
Cash dividends paid per common share	$0.42	$0.36	$1.68	$1.44

(e) Certain amounts in the prior periods’ consolidated financial statements have been reclassified to conform to the current period presentation. Internally developed patent costs have been reclassified to “Research, development and related expenses” from “Selling, general and administrative expenses”. Costs of internally developed patents include costs and fees incurred to prepare, file, secure and maintain patents.

3M Company and Subsidiaries

SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION

(Millions, except per-share amounts)

(Unaudited)

	Twelve-months ended
	December 31, 2005
	Excluding
	special	Special	Reported
	items (f)	items (f)	total

Net sales	$21,167	$—	$21,167
Operating expenses
Cost of sales	10,381	—	10,381
Selling, general and administrative expenses	4,535	—	4,535
Research, development and related expenses	1,242	—	1,242
Total	16,158	—	16,158
Operating income	5,009	—	5,009

Interest expense and (income), net	26	—	26

Income before income taxes, minority interest and cumulative effect of accounting change	4,983	—	4,983

Provision for income taxes	1,619	75	1,694
Effective tax rate	32.5%	—	34.0%

Minority interest	55	—	55
Income before cumulative effect of accounting change	3,309	(75)	3,234
Cumulative effect of accounting change	—	(35)	(35)
Net income (loss)	3,309	(110)	3,199

Weighted average diluted shares	776.9	776.9	776.9
Income before cumulative effect of accounting change	$4.26	$(0.10)	$4.16
Cumulative effect of accounting change	—	(0.04)	(0.04)
Net income (loss) per diluted shares	$4.26	$(0.14)	$4.12

(f) In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude special items. Special items represent significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding special items provides a useful analysis of ongoing operating trends. Earnings per share and other amounts before special items are not measures recognized under GAAP. The determination of special items may not be comparable to similarly titled measures used by other companies.  During the quarter ended June 30, 2005, the Company completed its evaluation of the repatriation provision of the American Jobs Creation Act of 2004 (Jobs Act) and recognized $75 million, net of available foreign tax credits, of related tax liability. The Company reinvested approximately $1.8 billion of foreign earnings in the United States pursuant to the provisions of the Jobs Act in 2005.  In March 2005, the FASB issued Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No.143” (“FIN 47”).  In adopting FIN 47 in the fourth quarter of 2005, 3M recorded a non-cash charge of $35 million after-tax as a cumulative effect of change in accounting principle. This charge represents conditional retirement obligations associated with 3M long-lived assets.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Dec. 31,	Dec. 31,
	2005	2004
ASSETS
Current assets
Cash and cash equivalents	$1,072	$2,757
Accounts receivable — net	2,838	2,792
Inventories	2,162	1,897
Other current assets	1,043	1,274
Total current assets	7,115	8,720
Investments	272	227
Property, plant and equipment — net	5,593	5,711
Prepaid pension and postretirement benefits	2,951	2,591
Goodwill, intangible assets and other assets (g)	4,582	3,459
Total assets	$20,513	$20,708
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$1,072	$2,094
Accounts payable	1,256	1,168
Accrued payroll	469	487
Accrued income taxes	989	867
Other current liabilities	1,452	1,455
Total current liabilities	5,238	6,071
Long-term debt	1,309	727
Other liabilities	3,866	3,532
Total liabilities	10,413	10,330
Total stockholders’ equity — net	10,100	10,378
Shares outstanding
December 31, 2005: 754,538,387 shares
December 31, 2004: 773,518,281 shares
Total liabilities and stockholders’ equity	$20,513	$20,708

(g) The acquisition of CUNO in the third quarter of 2005 increased the “Goodwill, intangible assets and other assets” balance by approximately $1.3 billion.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	December 31
	2005	2004
SUMMARY OF CASH FLOW:

NET CASH PROVIDED BY OPERATING ACTIVITIES	$4,258	$4,282
Cash flows from investing activities:
Purchases of property, plant and equipment	(943)	(937)
Acquisitions, net of cash acquired	(1,293)	(73)
Other investing activities	(5)	72
NET CASH USED IN INVESTING ACTIVITIES	(2,241)	(938)
Cash flows from financing activities:
Change in debt	(485)	(111)
Purchases of treasury stock	(2,377)	(1,791)
Reissuances of treasury stock	545	508
Dividends paid to stockholders	(1,286)	(1,125)
Other financing activities	(76)	(15)
NET CASH USED IN FINANCING ACTIVITIES	(3,679)	(2,534)
Effect of exchange rate changes on cash	(23)	111
Net increase (decrease) in cash and cash equivalents	(1,685)	921
Cash and cash equivalents at beginning of period	2,757	1,836
Cash and cash equivalents at end of period	$1,072	$2,757

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Twelve-months ended
	December 31
	2005	2004
NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$4,258	$4,282
Purchases of property, plant and equipment	(943)	(937)
Free Cash Flow (h)	$3,315	$3,345

OTHER NON-GAAP MEASURES:
Net Working Capital Turns (i)	5.7	5.8

Reported (before cumulative effect of accounting change):
Economic Profit (j)	$1,882	$1,758
Return on Invested Capital (j)	23.2%	23.4%

Excluding Special Items in 2005:
Economic Profit (j)	$1,957	$1,758
Return on Invested Capital (j)	23.7%	23.4%

(h) Free cash flow is not defined under U.S. generally accepted accounting principles (GAAP). Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

(i) The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

(j) The company uses non-GAAP measures to focus on shareholder value creation.  3M’s Economic Profit is defined as after-tax operating income less a charge for operating capital. 3M also uses Return on Invested Capital, defined as after-tax operating income divided by average operating capital. This measure is presented as reported and also excluding 2005 special items.  3M’s reported economic profit calculation also excludes the impact of the adoption of FIN 47.  Special items were previously defined within the Supplemental Consolidated Statement of Income Information section of this document. These measures are not recognized under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-Months Ended Dec. 31, 2005
Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume — organic	(1.4)%	9.4%	5.1%

Volume — acquisitions	3.2	1.3	2.1
Volume — total	1.8	10.7	7.2

Price	3.2	(1.9)	0.1
Total local-currency sales	5.0	8.8	7.3

Translation	—	(4.5)	(2.7)
Total sales change	5.0%	4.3%	4.6%

Worldwide	Local-		Total
Sales Change Analysis	currency	Trans-	Sales
By Business Segment	Sales	lation	Change
Health Care	0.0%	(3.6)%	(3.6)%

Industrial (k)	18.2	(2.6)	15.6

Display and Graphics	10.2	(2.1)	8.1

Consumer and Office	0.5	(1.7)	(1.2)

Electro and Communications	10.9	(3.3)	7.6

Safety, Security and Protection Services	9.7	(2.6)	7.1

Transportation	3.3	(3.7)	(0.4)

(k) Industrial includes a 12.0% benefit due to the CUNO acquisition.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Twelve-Months Ended Dec. 31, 2005

Sales Change Analysis	United	Inter-
By Geographic Area	States	national	Worldwide
Volume — organic	1.0%	5.1%	3.5%

Volume — acquisitions	1.4	0.7	1.0
Volume — total	2.4	5.8	4.5

Price	2.5	(0.7)	0.6
Total local-currency sales	4.9	5.1	5.1

Translation	—	1.2	0.7
Total sales change	4.9%	6.3%	5.8%

Sales Change Analysis	Local-		Total
By International	currency	Trans-	Sales
Geographic Area	Sales	lation	Change
Europe, Middle East and Africa	0.9%	(0.2)%	0.7%

Asia Pacific	10.6	0.5	11.1

Latin America and Canada	1.3	7.4	8.7

Worldwide	Local-		Total
Sales Change Analysis	currency	Trans-	Sales
By Business Segment	Sales	lation	Change
Health Care	2.9%	0.5%	3.4%

Industrial (l)	9.3	1.2	10.5

Display and Graphics	4.0	0.2	4.2

Consumer and Office	3.4	1.0	4.4

Electro and Communications	4.2	0.7	4.9

Safety, Security and Protection
Services	6.9	1.0	7.9

Transportation	5.0	0.8	5.8

(l) Industrial includes a 5.1% benefit due to the CUNO acquisition.

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT	Three-months ended		Twelve-months ended
INFORMATION	Dec. 31		Dec. 31
(Millions)	2005	2004	2005	2004
NET SALES
Health Care	$1,074	$1,115	$4,373	$4,230
Industrial	1,004	869	3,806	3,444
Display and Graphics	912	844	3,558	3,416
Consumer and Office	754	763	2,986	2,861
Electro and Communications	585	544	2,333	2,224
Safety, Security and Protection Services	563	526	2,292	2,125
Transportation	420	421	1,772	1,674
Corporate and Unallocated	13	9	47	37
Total Company	$5,325	$5,091	$21,167	$20,011

OPERATING INCOME
Health Care	$304	$310	$1,215	$1,123
Industrial	188	141	735	610
Display and Graphics	281	240	1,159	1,133
Consumer and Office	143	147	576	542
Electro and Communications	115	84	463	342
Safety, Security and Protection Services	130	107	553	491
Transportation	100	98	461	426
Corporate and Unallocated	(49)	(35)	(153)	(89)
Total Company	$1,212	$1,092	$5,009	$4,578

Investor Contacts:	Mark Colin	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:
3M Public Relations and Corporate Communications
3M Center, Building 225-1S-15
St. Paul, MN 55144-1000